EXHIBIT A

                     FIRST AMENDMENT TO DEFERRED BONUS PLAN

                                       OF

                       HYDROCHEM INDUSTRIAL SERVICES, INC.

        This First Amendment to the Deferred Bonus plan of HydroChem Industrial Services, Inc. (the `Plan") is effective as of May 1, 2000. As of such date,
Section 2.4 of the Plan is amended in its entirety to read as follows:

        2.4 Initial Participants. Any Employee initially selected to be a Participant in calendar year 1999 shall be awarded a Deferred Bonus at that time, and subject to continuing as an Employee of the Company, shall also be awarded a Deferred Bonus in calendar year 2000 equal to at least one half of the Participant's annual performance bonus for 1999. Any Employee initially selected to be a Participant in calendar year 2000 shall be awarded a Deferred Bonus at that time, and subject to continuing as an Employee of the Company, shall also be awarded a Deferred Bonus in calendar year 2001 equal to at least one half of the Participant's annual performance bonus for 2000. Other than as set forth in this section 2.4, the awarding of a Deferred Bonus for any given calendar year of the Plan shall not mean that a given Participant will be awarded a Deferred Bonus in any subsequent years of the Plan. If the Plan is continued past December 31, 2001, the awarding of any further Deferred Bonuses shall be in the sole and absolute discretion of the Board of Directors.